UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 6, 2009

Date of Report (date of earliest event reported)

BIOFORM MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33791	39-1979642
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 South Grant Street, Suite 200

San Mateo, California 94402

(Address of principal executive offices)

(650) 286-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) and 5.02(d). On and effective February 6, 2009, Jeffrey Nugent has accepted an offer to join the BioForm Medical, Inc. (the “Company”) Board of Directors (the “Board’). Mr. Nugent will fill the Class II Board seat held by Dr. Albert Cha, who has resigned his position on the Board, which he has held since June 2002, effective with Mr. Nugent’s appointment. Mr. Nugent will also fill Dr. Cha’s position as chairman of the Compensation Committee and as a member of the Nominating and Governance Committee.

Since May 2007, Mr. Nugent has been the President and Chief Executive Officer of Ventus Medical, a privately-held medical device company focused on the development of a treatment for obstructive sleep apnea. Mr. Nugent previously held a number of senior management positions within Johnson & Johnson for over 20 years in R&D, operations, marketing and finance. Mr. Nugent served as Worldwide President and CEO of Neutrogena from the time of its acquisition through the first five years of its considerable growth as a global leader in professionally recommended skin care. Mr. Nugent was also President and CEO of Revlon from 1999 to 2002. Mr. Nugent has a BS in Mathematics from St. Joseph’s College and an MBA in Marketing and Finance from Loyola University of Chicago.

There is no arrangement or understanding between Mr. Nugent and the Company, pursuant to which he was selected as a director. Mr. Nugent will receive compensation for services as a director under the same plans and arrangements as apply to the Company’s other outside directors, as described in the Company’s Proxy Statement, under “Fiscal 2008 Director Compensation,” filed with the SEC on October 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioForm Medical, Inc.

Date: February 10, 2009	By:	/s/ Steven L. Basta
Steven L. Basta
Chief Executive Officer